UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
    Date of Report (Date of earliest event reported): May 8, 2006
BROOKS AUTOMATION, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Juris- diction of Incorporation	0-25434 (Commission File Number)	04-3040660 (IRS Employer Identification No.)

15 Elizabeth Drive Chelmsford, Massachusetts (Address of Principal Executive Offices)	01824 (Zip Code)
Registrant’s telephone number, including area code: 978-262-2400
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
     On May 8, 2006, Brooks Automation, Inc., or Brooks, announced that it has agreed to form a 50/50 joint venture in Japan with Yaskawa Electric Corporation, or Yaskawa. The new company will be named Yaskawa Brooks Automation, Inc., or YBA, and will be the exclusive channel for sales, marketing and support in Japan of Yaskawa’s semiconductor robotics products and Brooks’ automation hardware products. Brooks also agreed to purchase Synetics Solutions Inc., a U.S. subsidiary of Yaskawa, that provides customized manufactured solutions for the North American semiconductor equipment industry. In connection with these transactions, on May 8, 2006, Brooks entered into:
•	a joint venture agreement with Yaskawa; and

•	an agreement and plan of merger with Brooks’ newly-established wholly owned subsidiary Bravo Acquisition Subsidiary, Inc. and Synetics.
Joint Venture Agreement
     Under the joint venture agreement, Brooks and Yaskawa have agreed to establish YBA as a Japanese company. The closing of the transactions contemplated by the joint venture agreement is subject to customary closing conditions, including the continued truth and accuracy of the representations and warranties of each party contained in the joint venture agreement, the absence of any pending legal proceeding where an unfavorable judgment or injunction would prevent the consummation of the transactions contemplated by the joint venture agreement, the absence of any judgment, order or injunction that would prevent or prohibit the consummation of the transactions contemplated by the joint venture agreement, and the satisfaction of all of the conditions necessary to close the transactions contemplated by the merger agreement. If these closing conditions are not satisfied by August 31, 2006, Yaskawa and Brooks each will have the right to terminate the joint venture agreement. Brooks expects that the transactions contemplated by the joint venture agreement will close in June 2006, with YBA expected to commence full operations in September 2006.
     The closing of the transactions contemplated by the joint venture agreement will occur contemporaneously with:
•	The execution of a shareholders’ agreement among Yaskawa, YBA and Brooks. The initial term of the shareholders’ agreement would be for ten years, and can be extended by mutual agreement for additional five-year terms. The shareholders’ agreement would provide for Yaskawa and Brooks to own 50% of the equity in YBA and to jointly control YBA. The shareholders’ agreement would provide YBA with the exclusive right, beginning on the date on which YBA commences full operations, to market and sell Yaskawa’s semiconductor robotics products and Brooks’ automation hardware products to semiconductor customers headquartered in Japan, subject to limited exceptions. YBA would not, however, sell, market or supply Yaskawa’s robots used for flat panel display manufacturing and motion control products, Brooks’ software products or the products of Helix Technology, which Brooks recently acquired. Pursuant to the shareholders’ agreement, Yaskawa and Brooks would each be required to provide initial capital of approximately $2.0 million.
•	The execution by Yaskawa and Brooks of supply agreements with YBA.

•	The closing of the transactions contemplated by the merger agreement.
Merger Agreement
     Pursuant to the merger agreement, Bravo Acquisition Subsidiary will be merged with and into Synetics, with Synetics continuing after the merger as the surviving corporation and becoming a wholly owned subsidiary of Brooks. The purchase price, including the repayment of outstanding debt, for Synetics consists of $45 million in cash plus $3.5 million in adjustments. The purchase price is subject to further adjustment with respect to certain receivables and obligations.
     The closing of the transactions contemplated by the merger agreement is subject to customary closing conditions, including the continued truth and accuracy of the representations and warranties of each party contained in the merger agreement, the absence of any judgment, order or injunction that would prevent or prohibit the consummation of the transactions contemplated by the merger agreement and the satisfaction of all of the conditions necessary to close the transactions contemplated by the joint venture agreement. If these closing conditions are not satisfied by August 31, 2006, Synetics and Brooks each will have the right to terminate the merger agreement. Brooks expects the transactions contemplated by the merger agreement to close in June 2006.
     The closing of the merger agreement will occur contemporaneously with:
•	The execution of a supply agreement by and between Brooks and Yaskawa, pursuant to which Brooks would be the exclusive channel for sales, marketing and support to semiconductor customers headquartered in North America of Yaskawa’s semiconductor robotics products, subject to limited exceptions. Yaskawa’s robots used for flat panel display manufacturing and motion control products would be excluded from this supply agreement. The initial term of this supply agreement would be for ten years, and can be extended by mutual agreement for additional five-year terms.
•	The closing of the transactions contemplated by the joint venture agreement.
Item 8.01.    Other Events
     On May 8, 2006, Brooks issued a joint press release announcing that it has agreed to form a joint venture in Japan with Yaskawa and to purchase Synetics, a U.S. subsidiary of Yaskawa. These transactions are described above under Item 1.01. The full text of this press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as expressly set forth by specific reference in such a filing.
Item 9.01.    Financial Statements and Exhibits
    (d)    Exhibit

99.1	Press release issued by Brooks Automation, Inc. on May 8, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.
Date: May 8, 2006	/s/ Thomas S. Grilk
	Name:	Thomas S. Grilk
	Title:	Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Brooks Automation, Inc. on May 8, 2006.